Exhibit 21.1
                           Subsidiaries of Registrant

      Family Safety Products, Inc., a Georgia corporation

      Boss Manufacturing Holdings, Inc., a Delaware corporation

      Boss Manufacturing Company, a Delaware corporation

      Boss Balloon Company, an Illinois corporation

      Boss Manufacturing Marketing, Inc., a Delaware corporation

      Boss Manufacturing Real Estate, Inc., a Delaware corporation

      Boss Manufacturing Real Estate II, Inc., a Delaware corporation

      Boss de Mexico, S. A., a foreign corporation

      Boss Canada, Inc., a foreign corporation


      Promotional Marketing, Inc., a Georgia corporation


                                      E-1